UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 19, 2023

MACATAWA BANK CORPORATION

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of Incorporation)	000-25927 (Commission File Number)	38-3391345 (I.R.S. Employer Identification No.)

10753 Macatawa Drive, Holland, Michigan (Address of principal executive offices)	49424 (Zip Code)

(616) 820-1444

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last year)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock	MCBC	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Ronald L. Haan, President and Chief Executive Officer of Macatawa Bank Corporation (the “Company”) and Macatawa Bank (collectively, “Macatawa”), has announced his retirement effective November 1, 2023. Mr Haan will remain a Director of both the Company and Macatawa Bank through the remainder of his term, which expires at the Company’s 2024 annual meeting of shareholders (in the case of the Company) and Macatawa Bank’s 2024 annual meeting of the sole shareholder (in the case of Macatawa Bank).

The Boards of Directors of the Company and Macatawa Bank appointed Jon W. Swets (age 58) as President and Chief Executive Officer and a Director of the Company and Macatawa Bank effective November 1, 2023. Mr. Swets’ term as a Director will expire at the Company’s 2024 annual meeting of shareholders (in the case of the Company) and Macatawa Bank’s 2024 annual meeting of the sole shareholder (in the case of Macatawa Bank). Mr. Swets has served as Senior Vice President and Chief Financial Officer of the Company and Macatawa Bank since July 1, 2002. Mr. Swets is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Swets will be entitled to receive compensation for his service as an officer and will participate in the various benefit plans of the Company applicable to executive officers of the Company as described in the Company's Proxy Statement for the Company's 2023 annual meeting of shareholders.

The Boards of Directors of the Company and Macatawa Bank appointed Bryan Barker as Chief Financial Officer of the Company and Macatawa Bank, effective November 1, 2023. Mr. Barker (age 53) has served as Accounting & Finance Senior Manager, Vice President of the Bank since January 11, 2010. Mr. Barker is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Barker will be entitled to receive compensation for his service as an officer and will participate in the various benefit plans of the Company applicable to executive officers of the Company as described in the Company's Proxy Statement for the Company's 2023 annual meeting of shareholders.

In connection with his retirement, Mr. Haan and Macatawa have entered into an Executive Retirement, Transition and Release Agreement (the “Retirement Agreement”). The Retirement Agreement provides, among other things: Mr. Haan will serve as a consultant, with a title of Retired President and Senior Business Advisor, through November 1, 2024; Mr. Haan will receive a transition payment of $1.1 million payable in twelve equal monthly installments; Mr. Haan’s unvested shares of restricted stock will fully vest upon his retirement pursuant to the terms of Macatawa’s stock incentive plan; Mr. Haan will not be entitled to any other payments or compensation in connection with his employment with Macatawa; Mr. Haan has agreed to release any and all claims arising out of his employment with Macatawa; and Mr. Haan has agreed to customary non-disparagement, non-competition, non-solicitation and confidentiality restrictive covenents.

In connection with his appointment, Mr. Barker and the Company have entered into a Change in Control Agreement (the "Change in Control Agreement"), effective as of the date of his appointment. Pursuant to the Change in Control Agreement, Mr. Barker will receive severance benefits if, within six months before or twenty-four months after a change in control of the Company, Mr. Barker is terminated by the Company without cause or terminates his employment for good reason. Mr. Barker will receive a lump-sum payment based on his “Average Compensation” paid in the most recent three calendar years, for a period of one year, and compensation for health benefit continuation. For the purpose of determining Average Compensation, annual compensation includes annual base salary, cash bonuses paid, if any, and the total grant date fair value of all restricted stock awards, if any, in each year. The combined amount of cash bonus paid and grant date fair value of restricted stock awarded to be included in the formula for any year for the purpose of computing Average Compensation may not exceed 75% of base salary for that year. The Change in Control Agreement includes a Section 280G cap that limits payments under the agreement as necessary to avoid tax penalties under Section 280G of the Internal Revenue Code. Receipt of the severance benefits is conditioned on obtaining a release of any and all claims arising out of his employment with Macatawa, subject to limited exceptions. The Change in Control Agreement includes customary non-competition, non-solicitation and confidentiality restrictive covenants.

Item 7.01	Regulation FD Disclosure

On October 19, 2023, the Company issued the press release furnished with this report as Exhibit 99.1, which is here incorporated by reference. This exhibit is furnished to, and not filed with, the Commission.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Press Release dated October 19, 2023. This exhibit is furnished to, and not filed with, the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 19, 2023	MACATAWA BANK CORPORATION

	By	/s/ Richard L. Postma
Richard L. Postma Chairman of the Board